Exhibit 99.1

Georgia Gulf Reports 2004 Net Income of $3.17 Per Diluted Share; Net Income Eight Times 2003 Earnings; Company Reports Record Annual Revenues

    ATLANTA--(BUSINESS WIRE)--Feb. 3, 2005--Georgia Gulf Corporation (NYSE: GGC) today reported record sales of $2.2 billion for the year ended December 31, 2004, an increase of 53 percent compared to 2003 annual sales of $1.4 billion. Net income of $105.9 million or $3.17 per diluted share for the full year of 2004 increased significantly compared to net income of $12.5 million or $.38 per diluted share for the full year of 2003. This $93.4 million increase in net income was the result of overall higher sales prices and sales volumes, most significantly in vinyl resins, where the company set annual production and sales volumes records, and in cumene, where annual sales volumes and prices increased substantially. Strong performance in both business segments during 2004 more than offset a 28 percent increase in raw materials and energy costs compared to 2003.
    "Our 2004 earnings were a significant improvement from our 2003 earnings. Strong demand and very limited capacity additions allowed us to produce at nearly full capacity and increase sales prices," said Ed Schmitt, chairman, president and CEO of Georgia Gulf.
    "All industry forecasts project improving performance for our chemical businesses in 2005 compared to 2004 as demand is expected to remain strong and industry operating rates are expected to remain high. These continued strong fundamentals should allow Georgia Gulf to expand gross margins and increase profitability in 2005."
    The company also reported net income of $24.1 million or $.71 per diluted share on sales of $590.9 million for the fourth quarter of 2004. This compares to a net loss of $2.0 million or $.06 per diluted share for the fourth quarter of 2003, which included an after tax charge of $8.6 million or $.26 per diluted share related to the early retirement of debt, on sales of $372.5 million. These substantial increases in net income and sales were the result of significant increases in overall sales prices and sales volumes compared to the fourth quarter of 2003.
    Comparing sequential quarters, fourth quarter net income of $24.1 million or $.71 per diluted share decreased compared to the third quarter 2004 net income of $33.4 million or $1.00 per diluted share. Although Georgia Gulf experienced better performance in most areas of its business compared to the normal seasonally slow fourth quarter, overall increases in raw materials and natural gas costs outpaced increases in sales prices and sales volumes.

    Chlorovinyls

    For the year ended December 31, 2004, chlorovinyls operating income increased 92 percent from $86.3 million in 2003 to $165.9 million in 2004 as chlorovinyls sales prices and sales volumes were up 15 percent and 9 percent, respectively. The performance of vinyl resins was the primary contributor to this improvement as annual sales prices increased 19 percent and annual sales volumes were up 16 percent despite substantially higher raw materials and natural gas costs.
    The chlorovinyls segment operating income posted strong results in the fourth quarter. Fourth quarter operating income of $34.7 million increased compared to the fourth quarter 2003 operating income of $25.1 million. This $9.6 million improvement was primarily the result of a 32 percent increase in vinyl resins sales prices and a 20 percent increase in vinyl resins sales volumes, which more than offset higher ethylene, chlorine and natural gas costs.
    Comparing sequential quarters, chlorovinyls operating income decreased to $34.7 million in the fourth quarter of 2004 from $39.8 million in the third quarter of 2004. The lower operating income was the result of higher raw materials costs outpacing higher chlorovinyls sales prices.

    Aromatics

    For the year ended December 31, 2004, aromatics operating income increased $48.9 million from $1.7 million in 2003 to $50.6 million in 2004, primarily as a result of a substantial increase in cumene sales volumes and sales prices. While the entire aromatics segment performed well in 2004 compared to 2003, the improvement was primarily a result of the increase in cumene sales volumes and also reflected an increase in overall aromatics sales prices that outpaced higher aromatics raw materials prices.
    The aromatics business performed well in the fourth quarter of this year. Aromatics operating income increased to $13.2 million in the fourth quarter of 2004 from about breakeven in the fourth quarter of 2003 as higher aromatics sales prices and sales volumes outpaced higher benzene and propylene costs.
    Fourth quarter 2004 aromatics operating income of $13.2 million decreased from the third quarter 2004 operating income of $27.5 million. This decrease primarily reflects higher aromatics raw materials costs and lower aromatics sales volumes despite higher aromatics sales prices.

    Conference Call

    Georgia Gulf will host a conference call to discuss fourth quarter results in more detail at 9:00 AM ET on Friday, February 4, 2005. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/205717/. Playbacks will be available from noon ET Friday, February 4, to midnight ET Friday, February 11. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 3200212.

    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003 and our subsequent reports on Form 10-Q.


               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                      December 31,      December 31,
In Thousands                             2004              2003
------------                        ---------------   ---------------

ASSETS

Cash and cash equivalents             $     21,088       $     1,965
Receivables, net of allowance              134,852            86,914
Inventories                                186,313           124,616
Prepaid expenses and other                   5,186             7,043
Deferred income taxes                       10,097             8,368
                                       ------------       -----------

   Total current assets                    357,536           228,906

Property, plant and equipment, net         425,734           460,808

Goodwill                                    77,720            77,720

Other assets                               102,840            89,351
                                       ------------       -----------

   Total assets                       $    963,830       $   856,785
                                       ============       ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current portion of long-term debt     $    189,900       $     1,000
Accounts payable                           205,365           135,680
Interest payable                             1,557             1,812
Accrued compensation                        18,293            15,058
Accrued liabilities                         11,779             9,614
                                       ------------       -----------

    Total current liabilities              426,894           163,164

Long-term debt, less current
 portion                                   128,583           426,872

Deferred income taxes                      128,032           122,617

Other non-current liabilities               12,052             7,693

Stockholders' equity                       268,269           136,439
                                       ------------       -----------

    Total liabilities and
     stockholder's equity             $    963,830       $   856,785
                                       ============       ===========

Common shares outstanding                   33,925            32,736




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

                         Three Months Ended      Twelve Months Ended
                            December 31,            December 31,
                        ---------------------  -----------------------
In Thousands (except per
 share data)                 2004       2003         2004        2003
------------------------ ---------  ---------   ----------  ----------

 Net Sales              $ 590,907  $ 372,523   $2,206,239  $1,444,483
                         ---------  ---------   ----------  ----------

 Operating costs and
  expenses
   Costs of sales         534,322    334,235    1,955,095   1,319,094
   Selling and
    administrative         14,777     20,458       60,721      55,691
                         ---------  ---------   ----------  ----------
 Total operating costs
  and expenses            549,099    354,693    2,015,816   1,374,785
                         ---------  ---------   ----------  ----------

 Operating income          41,808     17,830      190,423      69,698
 Interest expense, net     (5,465)    (8,910)     (23,663)    (38,142)
 Cost Related to early
  retirement of debt            -    (13,816)           -     (13,816)
                         ---------  ---------   ----------  ----------
 Income (loss) before
  income taxes             36,343     (4,896)     166,760      17,740

 Provision (benefit) for
  (from) income taxes      12,285     (2,900)      60,868       5,245
                         ---------  ---------   ----------  ----------

 Net income (loss)      $  24,058  $  (1,996)  $  105,892  $   12,495
                         =========  =========   ==========  ==========

 Earnings (loss) per
  share:
   Basic                $    0.72  $   (0.06)  $     3.21  $     0.39
   Diluted              $    0.71  $   (0.06)  $     3.17  $     0.38

 Weighted average common
  shares:
   Basic                   33,436     32,359       32,965      32,267
   Diluted                 34,091     32,359       33,439      32,502




              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)

                             Three Months Ended   Twelve Months Ended
In Thousands                    December 31,         December 31,
------------                --------------------  --------------------
                               2004       2003       2004       2003
                            ---------  ---------  ---------  ---------

 Cash Flows from operating
  activities:
    Net income (loss)       $ 24,058  $  (1,996) $ 105,892  $  12,495
    Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities:
       Depreciation and
        amortization          16,670     15,893     64,554     63,932
       Cost related to early
        retirement of debt         -     13,816          -     13,816
       Deferred income taxes   3,807     (4,758)     3,686     (6,344)
       Tax benefit related
        to stock plans         3,569        476      5,912      1,107
       Other noncash items     1,360        666      3,926      1,779
       Change in operating
        assets, liabilities
        and other            (31,901)    33,612    (48,003)    (1,708)
 Net cash provided by
  operating activities:       17,563     57,709    135,967     85,077
                             --------  ---------  ---------  ---------

 Cash flows used in
  investing activities:
    Capital expenditures      (7,719)    (8,892)   (23,441)   (24,046)
                             --------  ---------  ---------  ---------

 Cash flows from financing
  activities:
    Net change in revolving
     line of credit           89,900     (8,000)    89,900          -
    Long-term debt proceeds        -    300,666          -    300,666
    Long-term debt payments  (59,510)  (309,330)  (135,000)  (324,780)
    Debt payments related to
     asset securitization    (30,000)   (25,000)   (65,000)   (25,000)
    Redemption premium and
     fees paid to
    retire notes                   -    (10,760)         -    (10,760)
    Fees paid to issue debt        -     (2,239)         -     (2,239)
    Proceeds from issuance
     of common stock          11,331      4,948     27,948      5,857
    Purchase and retirement
     of common stock               -       (190)      (602)      (435)
    Dividends paid            (2,704)    (2,607)   (10,649)   (10,394)
                             --------  ---------  ---------  ---------
 Net cash provided by (used
  in) financing activities:    9,017    (52,512)   (93,403)   (67,085)
 Net change in cash and cash
    equivalents               18,861     (3,695)    19,123     (6,054)
 Cash and cash equivalents
  at beginning of period       2,227      5,660      1,965      8,019
 Cash and cash equivalents
  at end of period          $ 21,088  $   1,965  $  21,088  $   1,965




              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)

                        Three Months Ended      Twelve Months Ended
                           December 31,             December 31,
                       ---------------------  ------------------------
In Thousands              2004       2003        2004         2003
------------           ---------  ---------   ----------   ----------

 Segment net sales:
    Chlorovinyls       $ 375,756  $ 283,700   $1,452,404   $1,159,035
    Aromatics            215,151     88,823      753,835      285,448
                        ---------  ---------   ----------   ----------
 Net sales             $ 590,907  $ 372,523   $2,206,239   $1,444,483
                        =========  =========   ==========   ==========

 Segment operating
  income (loss):
    Chlorovinyls       $  34,746  $  25,128   $  165,910   $   86,289
    Aromatics             13,247        (62)      50,556        1,673
    Corporate and
     general plant
      services            (6,185)    (7,236)     (26,043)     (18,264)
                        ---------  ---------   ----------   ----------
 Total operating income$  41,808  $  17,830   $  190,423   $   69,698
                        =========  =========   ==========   ==========


    CONTACT: Georgia Gulf Corporation, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520